EXHIBIT 5.1

[LETTERHEAD OF PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP]

212-373-3000

212-757-3990

November 10, 2025

IonQ, Inc.
4505 Campus Drive
College Park, MD 20740

Registration Statement on Form S-3ASR
(Registration No. 333-285279)

Ladies and Gentlemen:

We have acted as special counsel to IonQ, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-3ASR (File No. 333–285279) (the “Registration Statement”), which became effective on February 26, 2025. You have asked us to furnish our opinion as to the legality of up to 2,108,993 shares (the “Shares”) of common stock of the Company, par value $0.0001 per share, which are being registered under the Registration Statement and may be offered and sold by certain stockholders of the Company.

In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

1.	the Registration Statement;
2.	the base prospectus dated February 26, 2025 (the “Base Prospectus”); and
3.	the prospectus supplement dated November 10, 2025 (the “Prospectus Supplement”).

In addition, we have examined (i) such corporate records of the Company that we have considered appropriate, including a copy of the certificate of incorporation, as amended, and bylaws, as amended, of the Company certified by the Company as in effect on the date of this letter, (ii) copies of resolutions of the board of directors of the Company relating to the issuance of the Shares, certified by the Company and (iii) such other certificates, agreements and documents as we deemed relevant and necessary as a basis for the opinions expressed below. We have also relied upon oral and written statements of officers and representatives of the Company as to factual matters and upon certificates of public officials and the officers of the Company.

In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all such latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete.

Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and the Shares are validly issued, fully paid and non-assessable.

IonQ, Inc.	2

The opinion expressed above is limited to the Delaware General Corporation Law. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect.

We hereby consent to use of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission (the “Commission”) on the date hereof, and to the use of our name under the heading “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Paul, Weiss, Rifkind, Wharton & Garrison LLP

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP